Exhibit 10(e)

TRW BENEFITS EQUALIZATION PLAN

Amended and Restated

Effective October 23, 2002

1.     Purpose. The purpose of the TRW Benefits Equalization Plan (“BEP”), as amended and restated effective October 23, 2002, is to provide supplemental retirement and death benefits to those management and highly-compensated employees of TRW Inc. and its subsidiaries (“TRW”) whose benefits under the TRW Employee Stock Ownership and Savings Plan (the “Stock Savings Plan”) are limited by reason of:

     a.     the limitations on compensation under §401(a)(17) of the Internal Revenue Code of 1986 (“Code”);

     b.     the dollar limitations on elective deferrals under Code §402(g)(1);

     c.     the limitations on the amount that TRW can contribute as “TRW Matching Contributions” as defined under the Stock Savings Plan without exceeding the amount provided by Code §415(c)(1)(A); and

     d.     the exclusion of compensation otherwise included as “Compensation” under the Stock Savings Plan due to the fact that (i) such compensation was deferred under the provisions of the TRW Inc. Deferred Compensation Plan (“DC Plan”) rather than received or (ii) a determination was made by TRW that such inclusion could violate the regulations under Code §401(a)(4).

     The BEP is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”) and is designed to provide benefits, which mirror the provisions of the Stock Savings Plan but cannot be paid from the Stock Savings Plan because of certain Code limitations.

2. Eligibility. An employee who is employed at Operational Incentive Plan (“OIP”) Level III or above during a calendar year or whose base pay and other compensation paid or deferred in a calendar year exceeds the compensation limitations of Code §401(a)(17) for such year will be eligible to participate in the BEP for the immediately following calendar year provided he or she is otherwise eligible, and has elected, to participate in the Stock Savings Plan and has timely elected to participate in the BEP. An employee who has timely elected to participate in the BEP will continue to be eligible to participate in subsequent years even if the employee ceases to be employed at OIP Level III or higher or ceases to have compensation in excess of the compensation limit of Code §401(a)(17), subject to a determination by the Committee or its delegate that the employee’s participation must cease in order to preserve the BEP’s status as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. An employee who fails to timely elect to participate in the BEP upon becoming eligible will cease to be eligible to participate in the BEP if his or her base pay and bonus paid (or deferred) falls below the compensation limit of Code §401(a)(17) or if he or she ceases to be employed at OIP Level III or above.

3. Accounts.

     a.     An account (“Account”) shall be established in the name of each eligible employee who has timely elected to participate (a “Participant”) into which shall be credited the following amounts:

i. that percentage of the Participant’s current compensation which the Participant elected to contribute to the Stock Savings Plan as “Before-Tax Contributions” and that percentage of the Participant’s current compensation which the Company would have contributed to the Stock Savings Plan as “TRW Matching Contributions” (both terms as defined under the Stock Savings Plan) to the extent that such amounts cannot be contributed to the Stock Savings Plan due to any of the reasons identified in Section 1; provided: (A) for a Participant who is eligible to make an additional Before-Tax Contribution to the Stock Savings Plan pursuant to Code §414(v), in determining the amount that may be contributed to the Stock Savings Plan (for purposes of applying this Section 3.a.i), the dollar limitation on elective deferrals under Code §402(g)(1) shall be increased by the “applicable dollar amount” for the year as defined under Code §414(v)(2)(B); (B) the percentage of the Participant’s compensation credited to the Account, when combined with the percentage elected under the Stock Savings Plan, may not at any time be greater than that amount of “Before-Tax Contributions” which the Participant would be permitted to contribute, as a highly-compensated Participant, to the Stock Savings Plan without regard to the above-referenced limitations; and (C) the TRW Matching Contributions credited to the Account shall be reduced by any amounts actually contributed for the Participant by the Company to the Stock Savings Plan as TRW Matching Contributions; plus

ii. investment performance on a daily basis on the amounts credited under Section 3.a.i. above in accordance with the Participant’s election as provided in Section 4 below; provided, however that interest and dividend performance under PIMCO Total Return Fund and PRIMCO Stable Value fund will be accrued daily and credited monthly.

     b.     The Participant’s annual election to participate in the BEP by having his Account credited as provided in Section 3.a. shall be filed with Putnam Fiduciary Trust Company (“Putnam”) in a prescribed manner and shall be filed at such time as the Committee may specify, but in all cases prior to the time such compensation is to be earned by the Participant. No changes in the percentage of compensation credited to the Account shall be made during the calendar year following the election, unless the Participant elects zero percent.

     c.     Participants shall have, at all times, a nonforfeitable interest in the amounts credited to their Accounts, subject to the provisions of Section 6.e.

     d.     Participants shall receive, no less frequently than quarterly, a statement of their Account within a reasonable period after the end of each calendar quarter.

4. Earnings.

     a.     Each Participant in the BEP may elect to have monies credited to his or her Account based upon the performance of the same investment fund options offered to Participants under the Stock Savings Plan; provided, however, that effective July 1, 2000, any changes to the investment funds offered to participants under the Stock Savings Plan will result in a change to the investment options available under the BEP only if and when such changes are approved by the Chairman of the Board, the General Counsel and the Executive Vice President – Human Resources of TRW; and provided further that the self-directed brokerage window to be offered to participants under the Stock Savings Plan effective July 5, 2000, will not be made available as an investment option under the BEP; such election may be made by allocating the entire Account to one of the earnings options or by allocating the Account between selected investment fund options in one percent multiples. Each Participant may change his or her election on a daily basis with Putnam through its online or automated voice response unit or through a BEP Customer Service Representative. Subject to consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of June 30, 2002 by and among TRW, Northrop Grumman Corporation and Richmond Acquisition Corp., as may be amended from time to time (the “Merger Agreement”), each phantom share of TRW Common Stock allocated to the account of a Participant in the BEP as of the Effective Time (as defined in the Merger Agreement) shall be converted into phantom shares of Northrop Grumman Common Stock at the Exchange Rate (as defined in the Merger Agreement), and the TRW Stock Fund under the BEP shall be converted into a Northrop Grumman Stock Fund.

     b.     All TRW Matching Contributions allocated to a Participant’s Account will be credited in the same manner as the Participant’s election under Section 4.a.

5. Time of Payment.

     a.     Except as otherwise provided herein, payment of the Account to the Participant (or, in the event of his death, to his beneficiary as designated in writing to the Committee) shall be made as of the end of January following the following events:

i. the Participant’s becoming disabled as defined by the terms and conditions of the Stock Savings Plan;

ii. the death of the Participant; or

iii. the termination of the Participant’s employment with TRW through retirement or otherwise.

     b.     Notwithstanding Section 5.a.iii., if the Participant’s termination of employment is the result of the divestiture of the unit or operations of TRW where the Participant worked prior to termination of employment and the Participant obtains employment with the entity that acquired such operations (“successor employer”), the BEP benefit shall not be payable until such Participant’s termination of employment with the successor employer, except as provided under Section 6.d.

     c.     Notwithstanding the above, the Directors/Committee, upon determining that the Participant has suffered an emergency event beyond his control which would impose an immediate and heavy financial hardship if the payment of his benefits were not made, may pay to the Participant that part of his Account which is needed to satisfy such hardship. Further, for purposes of Section 5.a.iii, a Participant’s employment with TRW will not be deemed to have terminated following the Participant’s layoff until the earlier of the end of the twelve-month period following layoff (without a return to TRW employment) or the date on which the Participant retires under any TRW-sponsored pension plan.

6. Payment of Benefits.

     a.     Subject to Section 6.b., the automatic form of payment of monies in the Account in the event of a termination of employment due to retirement shall be ten equal annual installments, payable during the month of January. Notwithstanding the foregoing, a Participant may petition (prior to the consummation of the Merger) the Directors or the Committee or elect

(after consummation of the Merger), by notice to Putnam, at any time at least two months prior to the Participant’s eligibility for payout from the Stock Savings Plan to change such payment to any lesser number of annual installments or to a single sum. If annual installments are paid, the balance of the Account shall continue to be credited with investment performance as previously elected by the Participant in accordance with Section 4. The form of payment of monies in the Account for a termination of employment other than retirement shall be a single sum, payable during the month of January following termination of employment. If a Participant’s employment terminates due to layoff, payment of monies in his Account will be made in a single sum during the month of January following the end of the 12-month period following layoff; provided, however, that if a Participant retires during the 12-month period following layoff, payment will be made in accordance with the automatic form of payment for retirements. The form of payment of monies in the Account in the event that a Participant’s termination of employment occurs due to his death shall be a single sum, payable during the month of January following the Participant’s date of death; provided, however, that if a participant shall die while receiving retirement installments, installments shall continue to the beneficiary or estate until the Account is completely paid out.

     b.     Upon approval by the Directors/Committee, any election of a form of payment other than the automatic form of payment for a retirement provided in this Section shall be irrevocable.

     c.     Payment of the Account shall be made in the form of cash unless the Directors/Committee determines in its discretion that it is appropriate to pay that portion of the Participant’s Account attributable to TRW Matching Contributions and earnings thereon in shares of TRW common stock, in which event such distribution of shares shall occur no earlier than six months following the date that the Participant is last employed by TRW.

     d.     If the balance in the Participant’s Account under the BEP, determined as of any of the events described in Section 5.a. above or following payment of any retirement installment payment, is less than $5,000, said Account balance shall automatically be paid out in a single sum in the first January following said event or installment payment.

     e.     Payments under the BEP shall be made by TRW, with any appropriate reimbursement being made by subsidiaries of TRW. The BEP shall be unfunded, and TRW shall not be required to establish any special or separate fund nor to make any other segregation of assets in order to assure the payment of any amounts under the BEP. Participants in the BEP have the status of general unsecured creditors of TRW and the BEP constitutes a mere promise by TRW to make benefit payments in the future.

7.     Non-Alienation of Benefits. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, in advance of actual receipt, any BEP benefit. Any such attempted assignment or transfer shall be ineffective; TRW’s sole obligation under the BEP shall be to pay benefits to the Participant, his beneficiary or his estate, as appropriate. No part of any BEP benefit shall, prior to actual payment, be subject to the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person; nor shall any BEP benefit be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency, except as required or permitted by law.

8.     Directors/Committee. For purposes of the BEP, “Directors” shall mean the Compensation Committee of the Directors of TRW Inc. with respect to the approval of benefits of any Participant who is, or ever was, either a Director of TRW, a member of the Chief Executive Office, or a member of the Management Committee. With respect to the approval of benefits of other Participants, “Committee” shall refer to a Special Committee consisting of those three employees of TRW Inc. who occupy the most senior positions in the Company Staff Finance,

Human Resources, and Law Departments. The Committee or its delegate shall interpret the provisions of the BEP, determine the rights and status of Participants and beneficiaries hereunder, and handle the general administration of the BEP. The Committee or its delegate may determine that an employee’s participation in the BEP must cease in order to preserve the BEP’s status as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and may take such action as it deems appropriate in connection with such a determination. Such interpretations and determinations shall be final and conclusive as to all interested persons.

9.     Claims Procedure. If a claim for a BEP benefit is denied, in whole or in part, a written notice of denial provided to the Participant shall state the reasons for denial, a description of any additional material or information required; and an explanation of the claim review procedure. Any person whose claim, upon his written request for review, is again denied may make a second request for review. A decision on such second request shall normally be made within sixty days.

10.     Amendment and Termination. Nothing herein shall be construed to constitute a contract between TRW and the Participants to continue the BEP, and TRW Inc.’s Directors in their sole discretion may terminate or discontinue the BEP at any time and may at any time and from time to time amend any or all of its provisions; provided, however, that no termination or amendment shall reduce amounts credited prior to such termination or amendment.

11. Miscellaneous Provisions.

     a.     As used in this document, the masculine gender shall include the feminine and the singular shall include the plural. To the extent that any term is not defined under the BEP, it shall have the same meaning as defined in the Stock Savings Plan.

     b.     Employment rights with TRW shall not be enlarged or affected by the existence of the BEP.

     c.     In case any provision of the BEP shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions.

     d.     The BEP shall be governed by the laws of the State of Ohio, to the extent not preempted by ERISA.